Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

June 4, 2010

iPath® New Product Launch Review-

Conference Call e-mail invitation

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Subject line: You’re invited: iPath® New Product Launch Review

E-mail copy:

iPath® New Product Launch Review

iPath® New Product Launch Review

Date: Tuesday, June 8, 2010

Time: 5:30AM PST (8:30AM EST)

Dial In: (800-288-8974)

Access Code: iPath® New Product Launch Review

No replay will be available

Please call in 5-10 minutes before the start time to enable the conference call to begin on time.

iPath® will be hosting a conference call prior to the launch of our newest products. Please join us to discuss the suite of callable commodities ETNs and have your due diligence questions answered by the iPath® team.

Barclays Bank PLC intends to launch the following new iPath® ETNs:

ETN	Ticker	Listing Exchange
iPath® Dow Jones-UBS Agriculture Subindex Total ReturnSM Callable ETN	JJAC	NYSE Arca
iPath® Dow Jones-UBS Aluminum Subindex Total ReturnSM Callable ETN	JJUC	NYSE Arca
iPath® Dow Jones-UBS Commodity Index Total ReturnSM Callable ETN	DJPC	NYSE Arca
iPath® Dow Jones-UBS Cocoa Subindex Total ReturnSM Callable ETN	NIBC	NYSE Arca
iPath® Dow Jones-UBS Coffee Subindex Total ReturnSM Callable ETN	CAFE	NYSE Arca
iPath® Dow Jones-UBS Copper Subindex Total ReturnSM Callable ETN	JJCC	NYSE Arca
iPath® Dow Jones-UBS Cotton Subindex Total ReturnSM Callable ETN	BALC	NYSE Arca
iPath® Dow Jones-UBS Energy Subindex Total ReturnSM Callable ETN	JJEC	NYSE Arca
iPath® Dow Jones-UBS Industrial Metals Subindex Total ReturnSM Callable ETN	JJMC	NYSE Arca
iPath® Dow Jones-UBS Grains Subindex Total ReturnSM Callable ETN	JJGC	NYSE Arca
iPath® Dow Jones-UBS Lead Subindex Total ReturnSM Callable ETN	LDC	NYSE Arca
iPath® Dow Jones-UBS Livestock Subindex Total ReturnSM Callable ETN	COWC	NYSE Arca
iPath® Dow Jones-UBS Natural Gas Subindex Total ReturnSM Callable ETN	GAZC	NYSE Arca
iPath® Dow Jones-UBS Nickel Subindex Total ReturnSM Callable ETN	JJNC	NYSE Arca
iPath® Dow Jones-UBS Platinum Subindex Total ReturnSM Callable ETN	PLAC	NYSE Arca
iPath® Dow Jones-UBS Precious Metals Subindex Total ReturnSM Callable ETN	JJPC	NYSE Arca
iPath® Dow Jones-UBS Sugar Subindex Total ReturnSM Callable ETN	SGAR	NYSE Arca
iPath® Dow Jones-UBS Softs Subindex Total ReturnSM Callable ETN	JJSC	NYSE Arca
iPath® Dow Jones-UBS Tin Subindex Total ReturnSM Callable ETN	JJTC	NYSE Arca
iPath® Global Carbon Callable ETN	CARB	NYSE Arca
iPath® S&P GSCI® Crude Oil Total Return Index Callable ETN	OILC	NYSE Arca
iPath® S&P GSCI® Total Return Index Callable ETN	GSPC	NYSE Arca

Best Regards,

(Name)

An investment in iPath ETNs involves risks, including possible loss of principal. Each of the iPath® Commodity Callable ETNs and the iPath® Global Carbon Callable ETNs (together, the “iPath® Callable ETNs”), are a separate series of securities from, and not fungible with, the iPath® ETNs linked to the same underlying indices but without the call feature (together, the “iPath® Non-Callable ETNs”). The iPath® Callable ETNs differ from the iPath® Non-Callable ETNs in that the iPath® Callable ETNs provide Barclays Bank PLC as issuer with the ability to redeem the iPath® Callable ETNs (in whole but not in part) at its sole discretion on any business day after an initial one-year non-callable period until and including maturity; the iPath® Non-Callable ETNs do not provide Barclays Bank PLC as issuer with a similar right to redeem. See the relevant prospectus for more information regarding the risks associated with Barclays Bank PLC’s right to redeem the iPath® Callable ETNs. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

BlackRock Fund Distribution Company assists in the promotion of the Securities.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.

In addition to factors affecting commodities generally, index components composed of futures contracts on industrial metals or energy-related commodities may be subject to additional factors specific to industrial metals or energy-related commodities that might cause price volatility. These may include changes in the level of industrial or commercial activity using industrial metals or with high levels of energy demand; the availability and price of substitutes such as man-made or synthetic substitutes or alternative sources of energy; disruptions in the supply chain; adjustments to inventory; variations in production costs; costs associated with regulatory compliance, including environmental regulations; and changes in industrial, government and consumer demand, both in individual consuming nations and internationally. Index components composed of futures contracts on agricultural products may be subject to additional factors specific to agricultural products that might cause price volatility. These may include weather conditions, including floods, drought and freezing conditions; changes in government policies; planting decisions; and changes in demand for agricultural products, both with end users and as inputs into various industries. Index components composed of futures contracts on precious metals may be subject to additional factors specific to precious metals that might cause price volatility. These may include disruptions in the supply chain, variations in production costs, costs associated with regulatory compliance, including environmental regulations, changes in industrial, government and consumer demand, and in the case of gold and silver, precious metal leasing rates, currency exchange rates, the level of economic growth and inflation and the degree to which consumers, governments, corporate and financial institutions hold physical gold or silver as a safe haven asset (hoarding) which may be caused by a banking crisis/recovery, a rapid change in the value of other assets (both financial and physical) or changes in the level of geopolitical tension.

An investment in iPath ETNs linked to the performance of the Barclays Capital Global Carbon Index Total ReturnTM is subject to risks associated with fluctuations, particularly a decline, in the performance of the index caused by unpredictable volatility and movement in the prices of the index components. Trading in futures contracts on carbon emissions commodities, including trading in the index components, is speculative and can be extremely volatile. The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. Market prices of the index components may fluctuate rapidly based on numerous factors including but not limited to changes in supply and demand, domestic and foreign political or government actions and technological developments. These factors could adversely affect the value of the Index and, therefore, the value of your Securities.

The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC (“CME Indexes”), and UBS Securities LLC (“UBS Securities”), and have been licensed for use. “Dow Jones®,” “DJ,” “Dow Jones Indexes”, “UBS®”, “Dow Jones-UBS Commodity IndexSM”, “DJ-UBSCISM”, “Dow Jones-UBS Commodity Index Total ReturnSM”, “Dow Jones-UBS Agriculture Subindex Total ReturnSM”, “Dow Jones-UBS Aluminum Subindex Total ReturnSM”, “Dow Jones-UBS Cocoa Subindex Total ReturnSM”, “Dow Jones-UBS Coffee Subindex Total ReturnSM”, “Dow Jones-UBS Copper Subindex Total ReturnSM”, “Dow Jones-UBS Cotton Subindex Total ReturnSM”, “Dow Jones-UBS Energy Subindex Total ReturnSM”, “Dow Jones-UBS Grains Subindex Total ReturnSM”, “Dow Jones-UBS Industrial Metals Subindex Total ReturnSM”, “Dow Jones-UBS Lead Subindex Total ReturnSM”, “Dow Jones-UBS Livestock Subindex Total ReturnSM”, “Dow Jones-UBS Natural Gas Subindex Total ReturnSM ”, “Dow Jones-UBS Nickel Subindex Total ReturnSM”, “Dow Jones-UBS Platinum Subindex Total ReturnSM”, “Dow Jones-UBS Precious Metals Subindex Total ReturnSM”, “Dow Jones-UBS Softs Subindex Total ReturnSM”, “Dow Jones-UBS Sugar Subindex Total ReturnSM” and “Dow Jones-UBS Tin Subindex Total ReturnSM” are service marks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, have been licensed to CME Indexes and have been sub-licensed for use for certain purposes by Barclays Bank PLC. The Securities based on the indices are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their respective subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities, CME Indexes, or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Securities based on the indices or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities based on any of the indices particularly.

“S&P GSCI®”, “S&P GSCI® Index”, “S&P GSCI® Total Return Index”, “S&P GSCI® Commodity Index” and “S&P GSCI® Crude Oil Total Return Index” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”). Standard & Poor’s does not make any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P GSCI® to track general stock market performance.

“Barclays Capital Global Carbon IndexTM” and “Barclays Capital Global Carbon Index Total ReturnTM” are trademarks of Barclays Bank PLC.

© 2010 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0236-0610

NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE